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                                                                   Exhibit 10.7


[THE WHITE HOUSE LOGO]


June 17, 1999

Mr. Stephen L. Hirsch
8915 Magnolia Heights Court
Charlotte, NC 28270


Dear Steve:

RE:  MEMORANDUM OF UNDERSTANDING -- EMPLOYMENT OFFER -- THE WHITE HOUSE, INC.

Steve, we are all very pleased that you will be joining the Company. The Company is poised for unusually rapid growth, and your expertise, experience, reputation and work ethic will be extremely important for us. We are delighted that you have made the decision to join our team. Recapping the items we discussed relative to your employment with the Company listed below are the issues we discussed. Please do not hesitate to call me if there is anything you would like to discuss in more detail.


o   Title -- Vice President Finance and Administration, CFO.

o   Commencement date -- July 12, 1999.

o Responsibilities -- To include all finance, administration, MIS including all communications such as phone, etc, human resource, purchasing (non-merchandising), loss prevention & security.

o Equity -- We will provide 1% of the current outstanding shares of the company, including the shares allocated for the option program and the balance of the investment block not yet issued, as a stock option. Shares to be vested over a five-year period.

o Remuneration -- Your base salary will be $140,000 per year for a minimum of two years, plus a "guaranteed" bonus of $10,000 paid semi-annually from the hire date for the first two years. Thereafter, the amount of bonus will be such that total compensation (bonus plus base salary) will be at least equal to but not exceed $155,000.

o Relocation -- The Company will pay all out of pocket moving costs, temporary housing mutually agreed upon by both parties, and commuting costs associated with the move. In addition, the Company will pay for any commission greater than $10,000 associated with the sale of the house. Said payment to be made after the next material round of financing expected by October 15, 1999 but in no case later than December 15, 1999. Said payment to be "grossed" up to include any "tax effect". If the sale of the house has not been completed within three months of the hire date, the Company has the right to ask for an appraisal of your house, at it's cost, to determine the appropriateness of the asking price. The Company has the right to ask that your asking price be no greater than the appraised value of the home once the appraisal has been completed. Any additional closing costs would be split 50/50 Company and personal.

o Severance -- In the event of a change of control (COC)*, resulting in a termination within a twelve-month period before or after such COC, the Company will offer a twelve-month (12)



           7600 ENERGY PARKWAY * BALTIMORE, MARYLAND 21226-1733
                      410-437-7747 * FAX 410-437-8922

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Page 2 -- Hirsch Letter


    severance lump sum payout. In the event of termination without cause**, the Company will provide a six-month (6) severance with an additional three (3) month notice of termination.

o Benefit Programs -- You will be entitled to all benefits now offered by the Company including major medical, 401K, vacation, dental, and stock option plans over and above the initial stock option offer of 1% associated with this agreement.

Steve, I will call you later today to discuss and review. If there is anything I can do to expedite or help you with this move, please let me know. I am looking forward to working with you as a new partner.

Sincerely Yours,


/s/ Richard D. Sarmiento

Richard D. Sarmiento
President & CEO


* Change of Control -- Any event in which the current control of the Company by consolidation, merger, or sale result in shareholders of the Company immediately prior to such event possessing less than 60% of the total voting power exercisable by all of the shareholders of the surviving or resulting corporation, or the transfer of all or substantially all of the assets of the Company to any person.

** Cause -- The Executive being convicted of a felony, or the material failure of the Executive to comply with any material obligation imposed upon the Executive pursuant to this Agreement if such failure continues uncured (to the reasonable satisfaction of the Board) for thirty days after written notice thereof to the Executive specifying in reasonable detail such failure.

RS:ms

CC: M. Millman

I have read the letter above and agree to the terms and conditions contained therein:


/s/ Stephen L. Hirsch
-----------------------
Stephen L. Hirsch